EXHIBIT 99.1

[EnteroMedics' Logo]

ENTEROMEDICS' DATA FROM VBLOC-RF2 FEASIBILITY STUDY AND VBLOC-RC STUDY PRESENTED TODAY AT THE AMERICAN SOCIETY OF METABOLIC AND BARIATRIC SURGERY MEETING

Company to Host Conference Call Today at 4:30 p.m. Eastern Time to Discuss Study Results and to Provide an Update on EMPOWER Trial Enrollment

Washington D.C. - June 19, 2008 - EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced that interim clinical results for the company's VBLOC™ vagal blocking therapy device, the Maestro™ RF2 System, were presented today at the 25th annual meeting of the American Society for Metabolic and Bariatric Surgery, being held June 15 - 20 in Washington D.C.

James Toouli, M.D., Professor of Surgery at Flinders University in Adelaide, Australia, presented 12-month follow up from the VBLOC-RF2 clinical feasibility study on behalf of EnteroMedics and the investigators in the VBLOC-RF2 clinical feasibility study conducted outside the U.S. The feasibility study of 38 implanted subjects is evaluating the safety and efficacy of VBLOC Therapy. The weight-loss results reported today indicate that VBLOC Therapy may provide durable and ongoing weight-loss for people with obesity. Specifically, the follow-up data presented today show excess weight loss, or EWL, of 29.1% in 12 patients at 12 months of VBLOC Therapy, 27.4% in 17 patients at nine months of therapy and 21.4% in 28 patients at six months of therapy. Importantly, there have been no device-related serious adverse events and no deaths using the RF2 system.

The RF2 System is also being used in the Company's EMPOWER clinical trial, a randomized, prospective, double-blind, placebo-controlled study being conducted in the United States and Australia under an Investigational Device Exemption (IDE) approved by the Food and Drug Administration. The Company remains on track to achieve its enrollment goal for the EMPOWER trial by the end of June, which is consistent with the Company's projected target date of mid-2009 for completion of EMPOWER's 12-month endpoint. EnteroMedics will further update enrollment and implant numbers in its second quarter financial release.

Dr. Toouli also discussed the initial clinical experience with EnteroMedics' VBLOC-RC (rechargeable) proof of concept study. The device, which integrates a rechargeable battery into the implanted component of the device, has been successfully implanted in 13 patients. Early excess weight loss results are consistent with the results seen in the RF2 device. Similarly, no device-related serious adverse events or deaths have been reported with the RC system.

"We are encouraged by these data, which reinforce our belief that VBLOC Therapy may become the first option to offer significant weight loss, a favorable safety profile and the preservation of anatomy to people with obesity," commented President and CEO Mark B. Knudson, Ph.D. "With our enrollment objectives on track, we look forward to reporting results of our pivotal study in mid-2009. Our plan is then to submit a Pre Market Approval application to the Food and Drug Administration shortly thereafter."

Conference Call and Webcast

The Company will host a conference call and live webcast at 4:30 PM EDT today, June 19, 2008, to discuss findings from the data presented at the meeting. To listen to the conference call, dial (877) 614-4258 (United States and Canada) or (816) 650-0779 (international), and use participant code (48663172) approximately 10 minutes prior to the start time. An audio replay of the conference call can be accessed by calling (800) 642-1687 or (706) 645-9291. The replay will be available for two weeks. To access the live Webcast, visit the investor relations section of EnteroMedics' Web site at www.enteromedics.com. A replay of the Webcast will be available immediately after the conference call.

About VBLOC Therapy

EnteroMedics developed VBLOC™ vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics' proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerve using high-frequency, low-energy, electrical impulses. EnteroMedics recently received an investigational device exemption (IDE) application approval from FDA for the pivotal trial of its initial product for the treatment of obesity, the Maestro™ System. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in the Company's Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the Empower clinical trial informed consent.

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

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